FIRST NILES FINANCIAL, INC.
                       ANNOUNCES STOCK REPURCHASE PROGRAM



Niles, Ohio, May 21, 1999 - First Niles Financial, Inc. (Nasdaq SmallCap Market:
FNFI), the holding company for Home Federal Savings and Loan Association of Niles, announced its intention today to repurchase up to 87,720 common shares, representing 5% of its outstanding shares, in the open market or in privately negotiated transactions. These shares will be purchased at prevailing market prices over a twelve-month period depending upon market conditions.

William L. Stephens, Chairman of the Board, President and Chief Executive Officer of First Niles, indicated that the Board of Directors approved the repurchase program in view of the current market price of the Company's common stock, especially in relation to its book value, and the strong capital position of the Company's subsidiary, Home Federal Savings and Loan Association of Niles. The Company's book value was $17.00 at March 31, 1999. Mr. Stephens stated that "We believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our stockholders."

As of March 31, 1999, First Niles had consolidated total assets of $85.7 million and stockholders' equity of $29.8 million. The Company's stock is traded on the Nasdaq SmallCap Market under the symbol "FNFI".

FOR IMMEDIATE RELEASE                  For Further Information Contact:

May 21, 1999                           Lawrence Safarek, Vice President
                                       First Niles Financial, Inc.
                                       55 N. Main Street
                                       Niles, Ohio  44446
                                       (330) 652-2539